UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    September 29, 2004

    New Commerce BanCorp
(Exact Name of Registrant as Specified in Its Charter)

    South Carolina
(State or Other Jurisdiction of Incorporation)

000-26061	58-2403844
(Commission File Number)	(IRS Employer Identification No.)

501 New Commerce Court, Greenville, South Carolina (Address of Principal Executive Offices)	29607 (Zip Code)

    (864) 297-6333
(Registrant's Telephone Number, Including Area Code)

    Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

        [  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        [  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        [  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        [  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06   MATERIAL IMPAIRMENTS

On September 29, 2004, the Board of Directors of New Commerce Bank (the "Bank"), the wholly owned subsidiary of New Commerce BanCorp (the "Company"), authorized a provision for credit losses of $700,000. The provision relates to an aggregate principal balance of approximately $1.3 million of loans to two commercial borrowers which have become impaired. The borrowers have been unable to meet the repayment terms of the loans as a result of severe deterioration in the financial condition of the businesses. The loans are secured by liens on commercial real estate, accounts receivable, and inventory, but in both cases, the collateral is no longer of a sufficient value to cover the outstanding principal balances on the loans. These impairments were discovered due to ongoing monitoring of the loans and, additionally in one case, the lack of response by the borrower to requests to provide timely financial information for an annual renewal review.

The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based upon the Bank's current analysis of losses inherent in its loan portfolio, with respect to loans held at September 29, 2004. Since these impairments were recently discovered, Bank management is continuing to evaluate the financial condition of the borrowers and the value of the collateral. The impairment charge is based on the information currently available and may change as new information is received. The ultimate amount of the impairment, and the potential losses to the Bank, may be higher or lower depending on the realizable value of the collateral. The Bank may be required to make additional provisions with respect to these loans if the realizable value of the collateral is less than presently estimated. The Bank may recognize a recovery of the provision if the realizable value is higher than anticipated.

The Bank's out-of-pocket expenditures in connection with the resolution of the loans (including, but not limited to legal, appraisal and accounting fees; property taxes, insurance, and maintenance on real estate; and selling costs) are currently estimated at approximately $65,000. The actual amount of such expenditures could vary, depending on the length of time, and number of hours of professional assistance required to finally resolve the loans, the nature of the proceedings in which the loans are resolved, and other factors not susceptible to precise estimation, and they could be higher or lower. Such costs are added to the balance of the outstanding loans and are subject to recovery if there is sufficient realizable value. The impairment charge was calculated based on this estimate of out-of-pocket expenditures.

The after tax impact on net income is expected to be approximately $450,000. The Bank expects that after the impairment charge, it will still be "well capitalized" under regulatory capital requirements.

ITEM 5.02.   DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Item 5.02(b): Resignation of Director

In an unrelated matter, on September 29, 2004, the Board of Directors of New Commerce BanCorp received notice from Bobby L. Johnson in the form of a letter dated September 23, 2004, that he was resigning from the Boards of Directors of both the Company and the Bank effective October 1, 2004. No reason for the resignation was given in the letter.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW COMMERCE BANCORP By: /s/ Frank W. Wingate Name: Frank W. Wingate Title: Chief Executive Officer

Dated:  October 1, 2004

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